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                                                                     Exhibit 5.1

          [Letterhead - Richard J. Rawson - Lucent Technologies Inc.]


August 2, 2002


Lucent Technologies Inc.
Lucent Technologies Capital Trust I
c/o Lucent Technologies Inc.
600 Mountain Avenue
Murray Hill, NJ 07974

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of Lucent Technologies Inc., a Delaware corporation ("Lucent"), and have acted in such capacity in connection with the registration statement on Form S-3 (Registration No. 333-90628) (the "Registration Statement") filed by Lucent and Lucent Technologies Capital Trust I, a Delaware statutory business trust (the "Trust"), with the United States Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act").

The Registration Statement relates to:

1. resales of up to 1,750,000 preferred securities of the Trust (the "Preferred Securities") which have been designated as 7.75% Cumulative Convertible Trust Preferred Securities (liquidation preference $1,000 per preferred security), issued pursuant to the Amended and Restated Trust Agreement (the "Trust Agreement"), dated as of March 19, 2002, among Lucent, as depositor, The Bank of New York, as property trustee, The Bank of New York (Delaware), as Delaware trustee, and the administrative trustees named therein and guaranteed by Lucent (the "Guarantee"), to the extent set forth in the Guarantee Agreement (the "Guarantee Agreement"), dated as of March 19, 2002, between Lucent and The Bank of New York, as guarantee trustee, originally issued by the Trust on March 19, 2002, in a private placement to Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc., J.P. Morgan Securities Inc., Bear, Stearns & Co. Inc., Deutsche Banc Alex. Brown Inc. and SG Cowen Securities Corporation; and

2.  sales of up to:

    a. $1,750,000,000 principal aggregate amount of 7.75% convertible subordinated debentures due 2017 of Lucent (the "Debentures"), issued pursuant to the




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        Indenture (the "Indenture"), dated as of March 19, 2002, between Lucent and The Bank of New York, as trustee, that may be distributed to the holders of the Preferred Securities in exchange for their Preferred Stock; and

    b. 361,570,300 shares of Lucent common stock, par value $.01 per share, and related preferred stock purchase rights (the "Common Stock") issuable upon conversion of the Preferred Securities or the Debentures, by the securityholders named under the caption "Selling Securityholders" in the prospectus that forms a part of the Registration Statement or in a supplement thereto, all as described under the caption "Plan of Distribution" in that prospectus.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In that connection, I or attorneys on my staff have examined originals, or copies certified or otherwise identified to my or their satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Amended and Restated Certificate of Incorporation of Lucent; (b) the By-laws of Lucent; (c) resolutions adopted by the Board of Directors of Lucent on February 1, 2002, by the Securities Committee of the Board of Directors of Lucent on March 13, 2002, and by a Committee of the Board of Directors of Lucent on March 13, 2002; (d)
the Trust Agreement;   (e) the Guarantee Agreement; (f) the Indenture; (g) a
specimen certificate of the Preferred Securities; (h) a specimen of the Debentures; (i) a specimen certificate of the Common Stock; and (j) the Registration Statement in the form filed with the SEC on June 17, 2002.

Based on the foregoing, I am of opinion as follows: -

1. The shares of Common Stock that may be issued upon conversion of the Preferred Securities or the Debentures have been duly authorized and validly reserved for issuance, and such shares of Common Stock, when issued and delivered upon such conversion in the manner provided in the Indenture or the Trust Agreement, as the case may be, will be validly issued, fully paid and non-assessable.

2. The Debentures have been duly authorized and executed and, assuming due authentication by The Bank of New York, as trustee, delivered and constitute legal, valid and binding obligations of Lucent entitled to the benefits of the Indenture and enforceable against Lucent in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

3. The Guarantee has been duly authorized and delivered and, assuming due authorization, execution and delivery of the Guarantee Agreement by The Bank of New York, as guarantee trustee, constitutes a legal, valid and binding obligation of Lucent entitled to the benefits of the Guarantee Agreement and enforceable against Lucent in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting creditors' rights generally from time to time


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    in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

I am admitted to practice in the State of New York and the District of Columbia, and I express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

I consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the reference to me and this opinion under the caption "Validity of Securities" in the prospectus that forms a part of the Registration Statement. In granting my consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Richard J. Rawson


Richard J. Rawson
Senior Vice President, General Counsel and Secretary